Exhibit (m)(3)(k)
SCHEDULE A
(to the Class C Distribution and Service Plan — Pacific Life Funds)
Class C Shares
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Income Fund
Effective: July 1, 2011